UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 11, 2007

ENTERTAINMENT DISTRIBUTION COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-15761	98-0085742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 8th Avenue, 23rd Floor

New York, New York 10019

(Address of Principal

Executive Offices)

(212) 333-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 11, 2007, the Wisconsin State Investment Fund (“WSIF”) filed a Schedule 13G with the Securities and Exchange Commission disclosing that it no longer owns any shares of Entertainment Distribution Company Inc. (“EDCI”). Prior to this Schedule 13G, on February 12, 2007 WSIF filed a Schedule 13G stating that they owned approximately 6.5 million or 9% of EDCI’s shares of common stock. During the trailing 3 years, based on a filing dated February 11, 2004, WSIF is believed to have owned a maximum of approximately 12.2 million or 18% of EDCI’s shares.

As a result of WSIF’s June 11, 2007 filing and certain other transactions involving our common stock, EDCI has calculated that approximately 34% of its share base has changed hands in the past three years utilizing the methodologies outlined in section 382 of the Internal Revenue Code. As a result, EDCI has elected to share this information and an overview of certain tax provisions that could affect the value of EDCI’s net operating loss carry-forwards (“NOL’s”) so that all investors and potential investors are aware of certain risks related to EDCI’s NOL’s and therefore an investor’s ownership in EDCI.

At December 31, 2006 EDCI reported U.S. and international NOL’s aggregating approximately $355.3 million, which may be used to offset future taxable income and reduce federal and international income taxes. The NOL’s expire between 2007 and 2026. Of these NOL’s, $78.5 million are either located in jurisdictions or subsidiaries that limit our ability to utilize them. The remaining unrestricted U.S. NOL’s of $276.8 million do not begin to expire until 2019.

If we had an “ownership change” as defined in section 382 of the Internal Revenue Code, our NOL’s generated prior to the ownership change would be subject to annual limitations, which could reduce, eliminate, or defer the utilization of these NOL’s. Section 382 generally limits the amount of the taxable income that can be offset by a pre-change loss to the product of (i) the long-term tax exempt bond rate (published monthly by the U.S. Treasury) as of the date of the change of ownership and (ii) the value of the company’s shares immediately before the ownership change.

Generally a loss corporation incurs an “ownership change” within the meaning of section 382 if, immediately after any change in the ownership of the stock in the loss corporation affecting the percentage of stock owned by any 5% stockholder (the date of any such change is referred to as a “testing date”), the percentage of stock owned by one or more 5% stockholders, in the aggregate, has increased by more than 50 percentage points over the lowest percentage of stock owned by such 5% stockholders at any time during the three-year period ending on the testing date. Thus, as of any testing date, changes in stock ownership occurring more than three years prior to the testing date do not have to be taken into account when determining whether an ownership change has occurred.

For purposes of applying the foregoing test, ownership of stock is determined by certain constructive ownership rules which can attribute ownership of stock owned by entities (such as estates, trusts, corporations, and partnerships) to the ultimate indirect owner. All holders who each own less than 5% of a corporation's stock are generally treated together as one (or, in certain cases, more than one) 5% stockholder. Transactions in the public markets among stockholders owning less than 5% of the equity securities generally are not included in the calculation.

Based upon a review of past changes in our ownership, as of June 10, 2007, we do not believe that we have experienced an ownership change (as defined under section 382) that would result in any limitation on our future ability to use these NOL’s.

The amount of our NOL’s have not been audited or otherwise validated by the IRS. The IRS could challenge the amount of our NOL’s, which could result in an increase in our liability for income taxes. In addition, calculating whether an ownership change has occurred is subject to uncertainty, both because of the complexity and ambiguity of section 382 and because of limitations on a publicly traded company's knowledge as to the ownership of, and transactions in, its securities. Therefore, we cannot assure you that the calculation of the amount of our NOL’s may not be changed as a result of a challenge by a governmental authority or our learning of new information about the ownership of, and transactions in, our securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT DISTRIBUTION COMPANY, INC.

Date: June 12, 2007	By:	/s/ Jordan M. Copland
Jordan M. Copland
Executive Vice President and Chief Financial Officer